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EXHIBIT 99.1

Contact: Charles Nicholas
708-873-2740

ANDREW CORPORATION ANNOUNCES PROPOSED SALE OF CONVERTIBLE SUBORDINATED NOTES

        Orland Park, IL, August 4, 2003—Andrew Corporation (Nasdaq: ANDW) announced today that it intends to offer $200 million aggregate principal amount of convertible subordinated notes due 2013, through an offering to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. Andrew also plans to grant the initial purchasers of the Notes an option to purchase up to an additional $40 million aggregate principal amount of notes.

        Andrew expects to use a portion of the net proceeds of the offering to repurchase up to 5 million shares of its common stock sold short by purchasers of the notes in negotiated transactions concurrently with the offering. If the principal amount of convertible notes offered changes, as a result of market conditions or otherwise, Andrew expects to change the number of shares repurchased proportionately. Andrew intends to use the balance of the net proceeds for general corporate purposes, including paying off current short-term borrowings of approximately $10 million.

        This announcement is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

        The notes will be issued in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. The notes and the shares of common stock issuable upon conversion of the notes will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About Andrew Corporation

        Andrew Corporation (<http://www.andrew.com>) designs, manufactures, and delivers innovative and essential communications equipment and solutions for the global telecommunications infrastructure market. A global company, Andrew serves operators and OEMs from facilities in 36 countries. Andrew (founded in 1937) is an S&P 500 company listed on the Nasdaq National Market System under the symbol: ANDW.

Forward Looking Statements

        Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the company's ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers' ability to fund purchases of our products and services, the company's ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in international exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.

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ANDREW CORPORATION ANNOUNCES PROPOSED SALE OF CONVERTIBLE SUBORDINATED NOTES